As filed with the United States Securities and Exchange Commission on November 10, 2025.

Registration No: 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DNOW Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	46-4191184
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

7402 North Eldridge Parkway Houston, Texas	77041
(Address of Principal Executive Offices)	(Zip Code)

MRC Global Inc. Omnibus Incentive Plan, as amended

(Full Title of Plans)

Raymond Chang

Vice President and General Counsel

7402 North Eldridge Parkway

Houston, Texas 77041

(281) 823-4700

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Julian J. Seiguer, P.C.

Billy Vranish

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DNOW INC.

REGISTRATION STATEMENT ON FORM S-8

DNOW Inc. (the “Company” or the “Registrant”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) relating to shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued pursuant to awards outstanding under the MRC Global Inc. (“MRC Global”) Omnibus Incentive Plan (as amended, the “MRC Global Plan”).

On June 26, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MRC Global, Buck Merger Sub, Inc., a Delaware corporation and a wholly-owned, direct subsidiary of the Company, and Stag Merger Sub, LLC, a Delaware limited liability company and a wholly-owned, direct subsidiary of the Company. On November 6, 2025 (the “Closing Date”), the Company completed the acquisition of MRC Global pursuant to the Merger Agreement. In connection with and upon the consummation of the transactions contemplated by the Merger Agreement, the MRC Global Plan was assumed by the Company, and certain restricted stock units subject to time-based vesting and restricted stock units subject to performance-based vesting of MRC Global (the “MRC Global Awards”) were cancelled and converted into restricted stock units of DNOW representing the right to receive Common Stock (“DNOW RSUs”).

This Registration Statement is being filed by the Company to register 2,060,895 shares of Common Stock which may be issued pursuant to the MRC Global Awards that were granted under the MRC Global Plan prior to the Closing Date, which were assumed by the Company and converted into DNOW RSUs on the Closing Date. Such shares of Common Stock will be issued in accordance with, and subject to the terms and conditions of, an exception under Rule 303A.08 of the New York Stock Exchange Listed Company Manual (“Rule 303A.08”). Pursuant to an exception under Rule 303A.08, shares that are available for grant under a pre-existing shareholder approved plan of an issuer that is acquired in an acquisition or merger may be used (after appropriate adjustment of the number of shares to reflect the transaction) by the listed acquiring company for certain post-transaction grants, either under the pre-existing plan or another plan, provided that (i) the time during which those shares are available for grants is not extended beyond the period when they would have been available under the pre-existing plan, absent the transaction, and (ii) such awards are not granted to individuals who were employed, immediately before the transaction, by the post-transaction listed company or entities that were its subsidiaries immediately before the transaction.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The documents containing information specified by Part I of Form S-8 will be sent or given to participants in the MRC Global Plan, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents that the Company has filed with the Commission under the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference into this Registration Statement:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Commission on February 18, 2025, as amended;

•

The information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December  31, 2024 from the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on April 4, 2025;

•

The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025 filed with the Commission on May 7, 2025, August  6, 2025 and November 5, 2025, respectively;

•	The Company’s Current Reports on Form 8-K filed on January 24, 2025, May 21, 2025, May 23, 2025, June 26, 2025, August 29, 2025, September 9, 2025, October 7, 2025 and November 6, 2025; and

•

The description of the Common Stock contained in the “Description of Registrant’s Securities” attached as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 18, 2025, and any subsequent amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is, or is deemed to be incorporated, by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

No document or information deemed to be furnished and not filed in accordance with the rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

DNOW Inc. is Incorporated Under the Laws of the State of Delaware.

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors and officers to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. This provision, however, may not eliminate or limit a director’s or officer’s liability (1) for breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases, redemptions or other distributions, (4) for any transaction from which the director or officer derived an improper personal benefit, or (5) for an officer in any action by or in the right of the corporation.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Our amended and restated certificate of incorporation contains provisions permitted under the DGCL relating to the liability of directors and officers. These provisions will eliminate a director’s or officer’s personal liability to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director or officer, except in circumstances involving:

•	any breach of the director’s or officer’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	unlawful payments by directors of dividends or unlawful stock purchases, redemptions or other distributions;

•	any transaction from which the director or officer derives an improper personal benefit; or

•	any other circumstance for which such exemption from liability or limitation thereof is not permitted under the DGCL.

The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director or officer unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or recission, in the event of a breach of director’s or officer’s fiduciary duty. These provisions will not alter a director’s or officer’s liability under federal securities laws. The inclusion of this provision in our amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors or officers for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our amended and restated certificate of incorporation and our amended and restated bylaws require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director or officer without the approval of our board. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Directors’ and Officers’ Liability Insurance

We have obtained directors’ and officers’ liability insurance that insures against certain liabilities that our directors and officers and the directors and officers of our subsidiaries may, in such capacities, incur.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of DNOW Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on January 9, 2024)

4.2	Amended and Restated Bylaws of DNOW Inc., as in effect (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on January 9, 2024)

5.1*	Opinion of Kirkland & Ellis LLP

23.1*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

24.1*	Power of Attorney (set forth on signature page)

99.1*	MRC Global Inc. 2011 Omnibus Incentive Plan.

99.2*	Amendment to the MRC Global Inc. 2011 Omnibus Incentive Plan, approved by the MRC Global Inc. stockholders on April 29, 2015.

99.3*	Amendment to the MRC Global Inc. 2011 Omnibus Incentive Plan, as amended, approved by the MRC Global Inc. stockholders on April 30, 2019.

99.4*	Amendment to the MRC Global Inc. Omnibus Incentive Plan, as amended, approved by the MRC Global Inc. stockholders on May 5, 2022.

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the tenth day of November, 2025.

DNOW Inc.

By:	/s/ Mark Johnson
Name:	Mark Johnson
Title:	Senior Vice President and Chief Financial Officer

POWERS OF ATTORNEY

The undersigned officers and directors do hereby constitute and appoint David Cherechinsky and Mark Johnson, and any of them, with full power of substitution and re-substitution, as our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, that such person may deem necessary or advisable to enable the Company to comply with the Securities Act and any rules, regulations and requirements of the Commission in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us, any of us, in the capacities indicated below, any and all amendments hereto (including post-effective amendments); and we do hereby ratify and confirm all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David Cherechinsky David Cherechinsky	President and Chief Executive Officer and Director (Principal Executive Officer)	November 10, 2025

/s/ Mark Johnson Mark Johnson	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 10, 2025

/s/ Gillian Anderson Gillian Anderson	Vice President and Chief Accounting Officer (Principal Accounting Officer)	November 10, 2025

/s/ Richard Alario Richard Alario	Chairman of the Board	November 10, 2025

/s/ Terry Bonno Terry Bonno	Director	November 10, 2025

/s/ Galen Cobb Galen Cobb	Director	November 10, 2025

/s/ Paul Coppinger Paul Coppinger	Director	November 10, 2025

/s/ George J. Damiris George J. Damiris	Director	November 10, 2025

/s/ Karen David-Green Karen David-Green	Director	November 10, 2025

/s/ Rodney Eads Rodney Eads	Director	November 10, 2025

/s/ Ronald L. Jadin	Director	November 10, 2025
Ronald L. Jadin

/s/ Sonya Reed Sonya Reed	Director	November 10, 2025